Exhibit 10.16

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omission.

STRATEGIC PARTNERING AGREEMENT

This Strategic Partnering Agreement (Agreement), effective as of 8 March 2011 (Effective Date), is between Acacia Communications, Inc., a Delaware corporation, with an address at Three Clock Tower Place, Suite 210, Maynard, MA 01754 (Acacia), and ADVA Optical Networking North America, Inc., a Delaware corporation, with a place of business at 5755 Peachtree Industrial Boulevard, Norcross, Georgia 30092 USA (ADVA or Customer)

WHEREAS, the parties desire to cooperate, under the terms and conditions set forth herein, in connection with Acacia completing the design and development of the Product, delivering Prototypes for Customer’s trial use and evaluation and supplying Customer’s requirements for the Product.

NOW, THEREFORE, In consideration of the premises and mutual covenants of the parties made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.	DEFINITIONS.

“Strategic Partner” means an entity, which has rights and privileges similar to those granted to ADVA in this Agreement. Acacia agrees to limit the total number of Strategic Partners that have early access to the AC100 100G coherent optical module to a total of [**] including ADVA/Juniper.

“Confidential Information” means all financial, business and technical information of the disclosing party or any of its affiliates, suppliers, customers and employees (including information about research, development, operations, marketing, transactions, discoveries, inventions, technologies, products, methods, processes, materials, algorithms, firmware, specifications, designs, drawings, data, strategies, plans, roadmaps, know-how and ideas, whether tangible or intangible) that is disclosed by or for a party in relation to this Agreement, and that is marked or otherwise identified as proprietary or confidential at the time of disclosure or that by its nature would be understood by a reasonable person to be proprietary or confidential, and all copies, abstracts, summaries, analyses and derivatives thereof.

“Customer Application” means any product, system or other application in which ADVA (or its customer) includes or uses in any product.

“Product” means Acacia’s AC100 100G coherent optical module including both hardware and software and having features and functionality as described in this Agreement.

“Prototype” means any prototype, engineering sample or other pre-production version of the Product.

“Product Specification” or “Acacia Final Product Specification” means the mutually agreed technical specification for the final developed Product (the current version of which is attached hereto as Exhibit A) Upon written mutual agreement the Specification may be revised to include additional detailed requirements.

“Delivery” shall be according to EXW (INCOTERMS 2000) unless otherwise agreed and shall be in accordance with the instructions of ADVA and is deemed to occur once the Products have been received at the designated delivery address.

“Delivery Date” means the date of receipt of the Products by ADVA at the agreed delivery address.

“Development Program Schedule” means Exhibit C attached hereto.

“Early Sample” See Exhibit E - ADVA Acceptance Test Criteria for 100G Module Samples for a full definition of this type product.

“Engineering Sample” or “Engineering Sample Prototypes” See Exhibit E - ADVA Acceptance Test Criteria for 100G Module Samples for a full definition of this type product.

“GA Product” indicates a generally available product and is used as a designation for a product which is fully released for general use and purchase. See Exhibit E - ADVA Acceptance Test Criteria for 100G Module Samples and Exhibit A - Acacia Final Product Specification for a full definition of this type product.

“ADVA Acceptance Criteria” means the agreed performance criteria which must be met in order for ADVA to accept Early Samples and Engineering Sample Prototypes. This criteria is defined in Exhibit E - ADVA Acceptance Test Criteria for 100G Module Samples.

“Lead Time” means the time between the date of issuance of the Purchase Order by ADVA and the Delivery Date.

“Software” means any computer software programs in machine readable format, including but not limited to software code made available by Acacia to ADVA as part of the Products.

“RMA” stands for Returned Material Authorization.

“Reject Rate” means the ratio of total number of RMA units to total number of units delivered to ADVA within that same time period. In the case where both Acacia and ADVA agree there was “no problem found” or that the reject was not caused by Acacia design deficiencies or manufacturing or handling deficiencies then the unit will not be classified as a reject for the purposes of calculating a reject rate statistic.

“Epidemic Failure” means a Reject Rate of [**]% or above. The Reject Rate calculation shall use a moving time window based on a period of [**] month intervals. An Epidemic Failure is declared if the Reject Rate associated with the same root cause found during any [**] month period divided by number of total units delivered to ADVA during that same [**] month interval exceeds the Epidemic Failure Reject Rate as specified in this agreement.

2.	DEVELOPMENT PROGRAM.

2.1	Performance Acacia agrees to undertake and use best efforts to perform the development services (Development Services) in accordance with the either the Acacia Final Product

Specification or the ADVA Acceptance Tests for Acacia 100G Module Samples whichever is applicable, descriptions and/or schedules specified in the Development Program Schedule (which is attached hereto as Exhibit C). ADVA agrees to purchase Software emulator evaluation board, Early sample and Engineering sample prototypes as detailed in Exhibit C for performance of the Development Services, in the amounts and at the times specified in the Development Program Schedule. Each party will promptly inform the other of any event that may delay the timely development or delivery of the Development Services or Prototypes.

2.2	Milestone Dates. Exhibit C shows all major milestones for the development program. Some milestones do not contain external deliveries to ADVA and as such they are provided to ADVA for information. Throughout the development program Acacia shall communicate to ADVA all changes to milestone schedule dates in Exhibit C. For project milestones containing a key deliverable product or service Acacia understands the importance to maintain the originally agreed schedule dates. If Acacia must extend any key deliverable milestone schedule date (as indicated by “Key Deliverable Milestone #” column and “Schedule Date” column of Exhibit C by more than [**] calendar days then ADVA may, at its discretion, terminate this Partnering Agreement. Alternately, upon Acacia extending any deliverable milestone date ADVA may impose a [**]% price reduction per calendar day up to [**]% of the purchase price in the form of credits applied to future purchases for the late deliverable beginning on the [**] day after the original milestone date.

2.3	Milestone Acceptance. Upon delivery of each payable milestone listed in Exhibit C, ADVA shall have a [**] calendar day acceptance period to test and approve the deliverable. If the deliverable does not meet the previously agreed ADVA Acceptance Criteria then ADVA must notify Acacia in writing. If ADVA does not provide written notification to Acacia within [**] calendar days then the deliverable may be deemed accepted by ADVA.

2.4	Milestone Payments. Once each deliverable milestone is accepted by ADVA then ADVA shall pay Acacia the agreed amount within [**] days of written ADVA acceptance. Payment terms for generally available products may be different and are determined by the mutually agreed terms and conditions contained within this document.

2.5	Design Infeasibility. Declaring infeasibility by either party will immediately invoke the Termination section of this Agreement. Infeasibility may be declared by either Acacia or ADVA by giving written notice to the other party under the following cases: 1) ADVA may declare infeasibility if Acacia has not provided a fully specification compliant deliverable or not provided a fully specification compliant service to ADVA within [**] days after receiving written notice of such failure delivered by ADVA after the originally scheduled milestone schedule date. The aforementioned specification is captured in “Exhibit E - Acceptance Test Criteria for 100G Module Samples” and evolves starting with Early Sample then Engineering Sample prototype. For GA Products the Final Product Specification shall apply. 2) Acacia may declare infeasibility at any time during the Development Program if it is not possible for Acacia despite using best efforts to meet the mutually agreed ADVA Acceptance Criteria or Acacia Final Product Specification whichever is applicable.

2.6	Prototype Warranty Other than the afore mentioned acceptance period all Prototypes delivered to ADVA by Acacia shall have no warranty,

2.7	Services Warranty. Acacia warrants that the Development Services will be performed in a professional and workmanlike manner. Any warranty claim under this Section 2.7 must be made in writing within [**] days after acceptance of the nonconforming Development Service. Acacia’s sole obligation and Customer’s exclusive remedy in respect thereof is to re-perform the nonconforming Development Service or, if a defect or a deficiency of the Development Service cannot be cured within a - unless mutually agreed otherwise - [**] day period, at either party’s sole discretion, to terminate this Agreement and refund to ADVA all payments associated with this specific Development Service.

2.8	Access. At mutually agreeable times, Acacia will provide reasonable access to ADVA for use of Acacia’s development test platforms at Acacia’s facility. Acacia will keep ADVA reasonably informed about Product plans and roadmaps, and changes to the Product Specification. In addition to any technical review specified in the Development Program Schedule, Acacia will provide ADVA with reasonable access to its personnel who are performing the Development Services. Such access shall be at mutually convenient times and places, and may include teleconferences, email and face-to-face meetings.

2.9	Assistance. ADVA agrees that successful performance of the Development Services will require the ongoing attention, assistance and cooperation of Customer. Accordingly, ADVA will furnish Acacia with (a) technical feedback and suggestions related to the Product Specification and Products, Product evaluation results and other information related to ADVA Applications and (b) cooperation, technical assistance, resources and support, as contemplated in the Development Program Schedule and as otherwise reasonably necessary or appropriate to design, develop and test the Prototypes or to perform the other Development Services.

2.10	Changes. At any time during the development program ADVA may propose changes to the Development Services or Acacia Final Product Specification by giving written notice to Acacia, describing the proposed change in reasonable detail. Acacia will accept them by giving written notice if technically feasible and discuss same in good faith with ADVA subject to mutual agreement on associated cost and schedule impacts. No such change will be effective without mutual agreement, as evidenced in a writing executed by both parties,

2.11	Coordination. Each party will appoint and identify an individual who will be responsible for coordinating and facilitating communication between Acacia and ADVA regarding all technical and business matters, and who will possess sufficient authority to approve all changes under this Agreement.

2.12	Marketing Support. Upon Customer’s reasonable request from time to time. Acacia will assist ADVA in responding to carrier RFIs and RFPs, attend meetings (related to technical aspects of the Product) with Customer’s prospective customers and represent Customer’s interests at OIF and other standard-setting bodies.

2.13	Other Services. From time to time, ADVA may request and Acacia may agree to provide certain installation, custom development, consulting, training or other professional services. The terms and conditions of such arrangement, if any, shall be only as set forth in a separate writing that is mutually agreeable to and executed by both parties.

2.14	Security. ADVA hereby agrees that Acacia retains a security interest and right of possession in Products until full payment is received. ADVA hereby authorizes Acacia to file a copy of the applicable invoice or this Agreement as a financing statement, and agrees to execute any other documents (including UCC statements) and otherwise assist Acacia in perfecting and recording its security interest.

2.15	[**].

2.16	Resale Prices. Nothing contained In this Agreement shall be deemed to limit in any way ADVA’s right to determine the price at which the Products may be resold by ADVA.

2.17	Head Start Rights for Technology and Products Acacia shall not sell or otherwise transfer AC 100 Samples to a non- Strategic Partner competitor of ADVA for a period of [**] months after first submitting Samples to ADVA.

3.	PRODUCT SUPPORT.

3.1	ADVA. ADVA will provide commercially reasonable training, technical support and field services for the Products to its end user customers. ADVA will open and track all problem reports, and perform all initial problem analysis, diagnosis and replication of problems. Before contacting Acacia for support, ADVA will use all commercially reasonable efforts to isolate any problem to the Products.

3.2	Acacia. Acacia will use all commercially reasonable efforts to provide ADVA (but not its customers) with technical support services for the Products in accordance with its standard practices (as in effect, from time to time). ADVA agrees that Acacia will have the right to charge in accordance with its then current policies for any support or repair service (labor rate will be $[**]/hour for repair services and $[**]/hour for engineering services depending on resources required) for (a) Products for which the warranty has expired, (b) problems, errors or inquiries related to systems, hardware or software other than the Product and (c) on-site services performed at Customer’s request and without a need.

4.	GENERAL TERMS AND CONDITIONS FOR PURCHASES.

4.1	Scope. From the Effective Date this Agreement shall govern the non-exclusive purchase and sale of Products and the license of certain associated Software provided by Acacia to ADVA or any of its majority owned or controlled affiliates and subsidiaries (ADVA Affiliates), but only to ADVA Affiliates that agree in writing (delivered to Acacia) to be bound by all of the terms and conditions of this Agreement as if they were ADVA. Any default or breach of any of the provisions of this Agreement by any ADVA Affiliate shall be deemed to be a default or breach by ADVA and ADVA hereby agrees to be fully liable for the acts and omissions of ADVA Affiliates.

Acacia further agrees to provide Products to ADVA’s contract manufacturers at least under the same terms and conditions (including prices as stated in Exhibit D) as agreed between Acacia and ADVA in this Agreement, but solely for resale by such contract manufacturers to ADVA.

4.2	Prices and Payment.

4.2.1	Prices. Prices for the Product are set out in Exhibit D and are deemed to include packaging charges and any additional charges according to the agreed Incoterms, but shall be exclusive of Value Added Tax (“VAT”). Acacia shall invoice the applicable VAT for payment by ADVA.

4.2.2	Price Reviews. The prices stated in Exhibit D shall remain fixed for the [**] periods stated therein, notwithstanding that the Parties may agree to Product price reductions or increases during such a period.

4.2.2.1	The Parties shall meet every [**] months or, upon ADVA’s request to discuss price reductions, giving due consideration to changes in market conditions, currency fluctuations and/or costs in components, raw materials or manufacturing, new technology, labor, or interest rate changes. Where price reductions have been agreed, the prices stated in Exhibit D shall be immediately amended accordingly and shall apply to all Purchase Orders made after the [**] day of the month following conclusion of the price review.

4.2.2.2	If Acacia intends to increase any Product prices, Acacia shall notify ADVA in writing at least [**] months prior to the end of the period stated in Exhibit D and shall provide the reasons for the intended price increase such as raw materials and manufacturing costs, exchange rate fluctuations, new technology, labor, interest rate changes and market changes. The Parties shall agree the price within [**] months and such prices shall apply to all Purchase Orders of that Product made after the [**] day of the month following conclusion of the price review.

4.2.3

Payment Terms. Until December 31, 2012 Acacia will invoice ADVA the purchase price for the Products as set out in Exhibit D within [**] days after shipment of the Products. All payments are due within [**] days after the Delivery

Date of a complete Delivery in accordance with a Purchase Order or [**] days after date of the invoice, whichever is later, however if payment is made within [**] days after the date of the invoice, a [**] percent ([**]%) cash discount shall apply to the total amount payable under the invoice. Invoices shall be remitted to the billing address on the Purchase Order and must include relevant Purchase Order and part number. After December 31, 2012 Acacia will invoice ADVA the purchase price for the Products as set out in Exhibit D within [**] days after shipment of the Products. All payments are due within [**] days after the Delivery Date of a complete Delivery in accordance with a Purchase Order or [**] days after date of the invoice, whichever is later, however if payment is made within [**] days after the date of the invoice, a [**] percent ([**]%) cash discount shall apply to the total amount payable under the invoice. Invoices shall be remitted to the billing address on the Purchase Order and must include relevant Purchase Order and part number.

4.3	Orders.

4.3.1	Volume Commitment. If it is commercially beneficial to ADVA, ADVA will make best effort to purchase greater than [**]% of ADVA’s 100G Coherent MSA requirements for calendar years 2011, 2012 and 2013.

4.3.2	Purchase Orders. Purchase Orders for Products shall be submitted to Acacia in writing and may be sent via post, fax, email or other electronic communication. Each Purchase Order shall include: (i) date of issuance, (ii) Purchase Order number, (iii) identification of Products ordered including part number and description, (iv) quantity of Products to be delivered, (v) price/discounts of Products ordered, (vi) requested Delivery Date, (vii) Delivery Address, (viii) procurement agreement reference number and any specific delivery instructions such as freight carrier to be used.

4.3.3	Applicable Terms. The Parties agree that the terms and conditions of this Agreement will govern all Purchase Orders submitted by ADVA under this Agreement and will prevail over any and all other different or additional terms and conditions of any kind proposed by ADVA or Acacia, e.g. in the Purchase Order or in Acacia’s quotation, acknowledgement, acceptance of purchase order or similar document, unless both Parties sign a document that expressly states a deviation to this Agreement. Any such other terms and conditions provided by ADVA or Acacia shall not apply, even if the other party fails to expressly reject such terms and conditions or if Acacia delivers or ADVA accepts ordered products without objection.

4.3.4	Acceptance of Purchase Order. Acacia shall within [**] working days of receipt thereof, accept and acknowledge in writing all Purchase Orders submitted by ADVA. In the event Acacia is not able to meet the requested Delivery Date and quantities, Acacia will notify ADVA immediately after receipt of ADVA’s Purchase Order stating the anticipated length of the delay, the cause of the delay, measures proposed or taken to prevent or minimize the delay and the timetable for implementing such measures. If such notification is not received within [**] working days, such Purchase Order is deemed rejected.

4.3.5	Reschedules and Cancellation. ADVA may reschedule, (but not cancel) the agreed Delivery Dates a maximum amount of [**] times, upon [**] weeks notice, for up to [**] weeks after the original Delivery Date, without incurring any liability whatsoever.

4.3.5.1	ADVA shall be entitled to cancel Purchase Orders wholly or partially up to [**] weeks prior to the original Delivery Date without charge for orders based on ADVA’s forecasted requirements. Purchase Orders cancelled within [**] weeks of the original Delivery Date will incur a cancellation charge equal to [**] percent ([**]%) of the purchase price of the Products ordered, (Orders cannot be canceled within [**] weeks of the original Delivery Date.) in the event the Reject Rates are above [**] percent ([**]%) during any [**] month period, ADVA shall be entitled to reschedule or cancel Purchase Orders without incurring any liability whatsoever.

4.3.6	Order Increases. Upon written request from ADVA, Acacia shall use its best efforts to: (i) deliver on the requested Delivery Date the number of items ordered by ADVA in excess of that set forth in ADVA’s forecast; and (ii) deliver the Products in less than the expected Lead Time if so requested by ADVA. Acacia guarantees that ADVA shall be entitled to: Increase a Purchase Order by up to [**]% to be delivered in less than [**] weeks; or increase a Purchase Order by up to [**]% to be delivered in less than [**] weeks; or increase a Purchase Order by [**]% or more to be delivered in [**] weeks.

4.3.7	Safety Stock. Once ADVA exceeds a $[**] revenue for the preceding [**] months Acacia will absorb the safety stock costs and undertake to hold a safety stock equivalent to at least [**] forecast (based on average of [**] rolling forecast) of finished Products. Prior to this ADVA has the option to request that Acacia hold a safety stock equivalent to at least [**] forecast (based on average of [**] rolling forecast) of finished Products with a [**]% of purchase price charge. An alternate safety stock agreement may be negotiated outside this agreement when mutual agreed and signed by both parties.

4.3.8	Production Allocation. In the event the supply of a particular Product or Part is constrained, Acacia will allocate a percentage of the available supply to ADVA equal to ADVA’s average order/supply percentage for that Product as compared to all other Acacia’s customers, within the immediately preceding [**] days (e.g. if ADVA’s orders for the constrained Product during the preceding [**] days averaged to [**] percent ([**]%) of the total amount supplied generally by Acacia to all it’s customers, ADVA would receive an [**] percent ([**]%) allocation of the available supply for the next [**] days). Where a Product is an NPI (New Products Introduction) product and there is no reasonable [**] day order history, ADVA will receive an allocation of the available supply evenly distributed between the current Strategic Partners (e.g. if there are [**] strategic partners each would get a minimum of [**]% of the allocated product).

4.3.9	Forecasts. ADVA shall provide Acacia with a non-binding [**] rolling forecast of its requirements of Products for the following [**] period, provided Acacia will offer ADVA significantly shorter Product Lead Times for forecasted quantities as set forth in Section 4.3.6. Within [**] of receiving ADVA’s forecast, Acacia shall acknowledge the receipt of the forecast and confirm to ADVA in writing that it can deliver all forecasted Products. If Acacia foresees any problems (i.e. manufacturing capacity, material availability etc.) to meet the forecasted requirements, Acacia must advise ADVA before the end of the [**] period.

4.3.10	Continuing Availability, Product Support and Spares. For a period of at least [**] years following the end of this Agreement, Acacia shall continue to make support and parts for then current Products available to be ordered by ADVA in accordance with the terms and conditions of this Agreement. If, during the term of this Agreement, Acacia discontinues a Product, Acacia will provide at least [**] months’ prior written notice of discontinuation of that Product to ADVA via email to PCN-Team@advaoptical.com. During this [**] month period Acacia shall accept any Purchase Order for that Product with a Delivery Date requested by ADVA of up to [**] months after ADVA has received Acacia’s notice to discontinue that Product. During the term of this Agreement and for a period of at least [**] years following the end of this Agreement or discontinuance of a Product, Acacia shall make a direct service support facility available for ADVA to contact during its normal working hours regarding, without limitation, root cause analyses and error correction, and Acacia shall make spare parts available to ADVA irrespective of the warranty period set out in Section 5.2 below.

4.4	Delivery.

4.4.1	Delivery. All Products shall be delivered EXW (Ex Works, Incoterms 2000) to the Delivery Address and in accordance with the applicable Purchase Order. Upon Delivery, title and all risk of loss or damage to Products, shall pass to ADVA; provided, all documentation accompanying any Product and all Software are licensed (solely for use with the applicable Product), not sold, and title thereto shall not transfer to ADVA.

4.4.1.1	Acacia shall comply with the delivery instructions contained in the Purchase Order, unless the Parties agree otherwise in writing. Each Delivery shall be according the requirements stated in “Acacias’ Product Packaging and Despatch: General Requirements for ADVA AG, ADVA Ltd, ADVA Inc.”

4.4.1.2	The dispatch data (flight number, airway bill number) of all Deliveries shall be provided to ADVA (to the contact person mentioned on the Purchase Order) by fax or email within [**] hours of dispatch.

4.4.1.3	ADVA may, at its option, return, freight collect, all units received more than [**] days in advance or in excess of the quantity specified on its Purchase Order, or may, at its option, retain such units with payment therefore deferred until it would otherwise be due.

4.4.1.4	Acacia’s delivery performance against first confirmed Delivery Date shall exceed [**]% and against last requested Delivery Date shall exceed [**]%.

4.4.2	Lead Times. Lead Times for forecasted Products shall be a maximum of [**] weeks and the Lead Times for non-forecasted Products shall be a maximum of [**] weeks. If Acacia is unable to meet Lead Times, then Acacia shall notify ADVA immediately at least [**] weeks in advance of any Delivery Date. Acacia agrees to work with ADVA on significant lead time reductions for orders that ADVA declare as critical. Acacia commits to work with ADVA on supply chain improvements e.g. by implementation of different logistics concepts such as VMI-Vendor Managed Inventory/SCS-Supplier managed consignment stock, Kan-Ban, just-in-time delivery etc. The contractual framework for such setups will be handled in a separate document, effective only if, when and as set forth in a mutually acceptable written agreement that is executed and delivered by both parties.

4.4.3	Late Delivery. Acacia acknowledges that time for Delivery of Products is of the essence. In the event Acacia fails to meet the Delivery Date, ADVA may, at its option, (i) accept the revised Delivery Date, or if the revised Delivery Date is more than [**] days behind the schedule, (ii) reschedule or (iii) cancel the Purchase Order without liability within [**] hours of Acacia’s notice of the delay notwithstanding the provisions set forth in Section 4.3.5 (Reschedules and Cancellation) and Section 9.2 (Termination for Cause). Acacia shall pay a late delivery charge equal to [**] percent ([**]%) of the order value of the delayed goods per calendar day, up to a maximum of [**] percent ([**]%), starting on the [**] calendar day after the first acknowledged or to requested Delivery Date, whichever is later in the form of credits against the current order or to be applied to future purchases at ADVA’s discretion.

4.4.4	Provisioning of test data. Upon request, Acacia shall collect and provide test data for each supplied Part. All test data must include (i) Supplier Name, (ii) ADVA Part Number,_ (iii) PO Number, and (iv) Delivery Date.

4.4.5

Receiving Inspection. ADVA is entitled to carry out a receiving inspection of the Products delivered within reasonable time (but not more than [**] days) after Delivery. The purpose of the receiving inspection is to establish that the Products comply with the Purchase Order. Receiving inspection shall be deemed to have been successfully performed in case no deviations from the order are recorded. If ADVA discovers non-conformities from the requirements stated in the Purchase Order in question, ADVA shall immediately report the non-conformities to Acacia in writing and ADVA shall not have the obligation to pay the Products until Acacia’s delivery is in conformance with the Purchase Order. The fact that ADVA or its representative has not during the receiving inspection brought any defect to the attention of Acacia or its representative shall not relieve Acacia from its obligations under this Agreement including warranties.

4.5	Quality.

4.5.1	Quality Assurance. Acacia acknowledges and accepts that commitment to quality is a primary requirement of ADVA. Acacia agrees to ensure continued quality improvement of Products provided under this Agreement. Acacia also agrees to develop corrective action plans for any quality system deficiencies that may be detected by ADVA. ADVA will maintain quality assurance systems for the control of material quality, processing, assembly, testing, packaging and delivery of Products in accordance with its usual policies and practices. Acacia agrees that the delivered Products meet the agreed Product Specifications and standards, mechanical drawings, manufacturing documentation and cosmetic specification.

The workmanship standard to be used in building Product is IPC-A-610 latest Rev. Class 2, as published by the Institute for Interconnecting and Packaging Electronic Circuits. Parties will conclude a separate quality assurance agreement on the Product.

4.5.2	Engineering Changes. Acacia shall propose ADVA as soon as possible any planned changes to the Product or Parts. Any change that Acacia proposes to any Product or Part, including any firmware or software incorporated or embedded therein (except for immaterial changes to software code), and the documentation related thereto that has or may have a material adverse impact upon (i) reliability or (ii) Product Specifications or (iii) form, fitness or function requires the prior approval of ADVA. Such approval shall not be unreasonably withheld or delayed. Acacia shall notify ADVA of such proposed change in due time prior to the release of the affected Product via email to PCN-Team@advaoptical.com, except for those changes where an extremely unsatisfactory condition requires immediate action, in which case Acacia shall promptly advise ADVA of the change. Acacia shall at the time of notification, provide ADVA with (i) a Product change number, (ii) a description of such change, (iii) the reason of such change, (iv) a description of the impact of such change upon reliability, Product Specifications, form, fit or function, (v) the proposed price impact, if any, (vi) the proposed effective date and (vii) proposed identification of this changed Product for such change and its recommended implementation schedule, (viii) a last time buy window of [**] months from the time of notification with a Delivery Date requested by ADVA of up to [**] months after ADVA has received Acacia’s notice to change that Product.

4.5.3	Quality Target I if not agreed otherwise in a separate quality assurance agreement, Products shall have a Reject Rate of less than [**] percent ([**]%) during any rolling [**] month period. In the event the Reject Rates are above [**] percent ([**]%) and if more than [**] parts are being rejected during any such twelve (12) month period then Acacia commits to provide ADVA upon request a corrective action/root cause analysis within [**] days.

4.6	Return Materials Authorization (RMA) Procedure.

4.6.1	RMA Procedure. If any failure to conform to such Product Specification (“Defect”) is suspected in any Products, ADVA after obtaining a RMA form and number from Acacia, shall return, at Acacia’s cost, the Product containing the Defect. Acacia shall issue ADVA an RMA number within [**] working days of ADVA’s request to return defective Product. Acacia shall analyze the failures and within [**] working days of receipt of defective Product shall provide ADVA with the root cause analysis report and the corrective action to be followed, making use, when appropriate, of technical information provided by ADVA relating to the circumstances surrounding the failure.

4.6.1.1	For product within the warranty period within [**] calendar days of receipt of non functional Product, Acacia shall, at ADVA’s option, either repair or replace the non functional Product with a new (unused and less than [**] months old) replacement of the identical Product and return to ADVA in accordance with the terms and conditions of this Agreement. All repaired and replaced Products shall be warranted for the longer of [**] months or the remaining of the warranty period of the Product that was repaired or replaced. In the event Acacia does not fulfill the obligations of this Section 4.6.1.1, Acacia shall at ADVA’s option either credit ADVA the purchase price of such Product or issue a debit note for the purchase price of such Product.

4.6.1.2	In the event Acacia has a Reject Rate for any Product that is [**] percent ([**]%) or above for any [**] month rolling period Acacia shall mitigate the product costs to ADVA for the high Reject Rate.

4.6.2	Determining Defects. For the purposes of Section 4.6.1, if it is questionable whether or not a Defect exists in a Product and/or whether or not a determined Defect is successfully cured and the Parties are not able to resolve this question within a period of [**] working days, ADVA will provide Acacia the names and vitae of [**] independent sworn third party experts. From the list of mutually agreed names of qualified experts submitted to Acacia by ADVA Acacia shall have the right to select one expert to provide a final and binding determination on that question. If a defect is determined to exist then Acacia pays for the product repair or replacement and the cost of the product experts. If no defect is found then ADVA shall pay repair costs and product expert costs.

4.6.3	Epidemic Failures. In addition to the product warranty and for a period of [**] months from the date of Delivery of the Product to ADVA, Acacia warrants the Products against Epidemic Failure. In the event of an Epidemic Failure, Acacia shall fully indemnify ADVA for reasonable inspection, testing and labor costs incurred in recovering and returning Products with Epidemic Failure and installing repaired or replacement Products notwithstanding that ADVA may instead direct Acacia to hold reshipment of repaired or replacement Products until completion of failure analysis by Acacia or ADVA.

4.6.4	Repairs and Replacements. Acacia shall have the risk of loss or damage to defective and repaired or replacement Products while in Acacia’s possession and reshipment to the ADVA specific delivery address DDP (Incoterms 2000), provided, however, that in the case of Products found to be in breach prior to acceptance by ADVA the risk of damage shall at all times remain with Acacia except for damage caused by an act or omission of ADVA.

5.	REPRESENTATIONS AND WARRANTIES.

5.1	Warranty of Title. Acacia warrants and represents to ADVA that upon the Delivery by Acacia to ADVA of the Products, (i) ADVA shall apart from the regulation in Section 2.14 of this Agreement acquire good and clear title to the Products, free and clear of all liens and encumbrances, (ii) Acacia has the full corporate power to enter into this Agreement, to carry out its obligations under this Agreement and to grant ADVA all necessary rights and licenses under this Agreement. As of the date of this Agreement, Acacia represents that it has not received any notice or claim from a third party alleging that the Product or any part of a Product, infringes the proprietary rights of any third party.

5.2	Product Warranty. Acacia warrants Products will be new (unused and less than [**]months old), free from any defects in material and workmanship and will conform to the Product Specifications. The warranty period for all Products shall be [**] months for Hardware and [**] months for Software from the date of receipt at the Delivery Address. Acacia warrants that during the warranty period Software conforms to the Product Specifications and the applicable Software documentation. Any warranty claim under this Section 5.2 must be made during the applicable [**] year period. Acacia’s sole obligation and ADVA’s exclusive remedy in respect thereof is to repair or replace any Product that is defective or, at Acacia’s sole discretion, to accept return of such Product and credit the actual price paid to ADVA’s account.

5.3	Exclusions. These warranties shall not apply to any Product that was (a) used, handled, transported, operated, maintained or stored improperly, or in any manner not in accord with Acacia’s instructions or recommendations or industry standard practices or (b) repaired, altered or modified other than by Acacia or its authorized agents.

5.4	Disclaimers. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, ALL DEVELOPMENT SERVICES AND PRODUCTS ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND. ACACIA DOES NOT WARRANT THAT PRODUCTS OR SERVICES WILL BE COMPATIBLE WITH ANY CUSTOMER APPLICATION OR OTHERWISE MEET CUSTOMER’S REQUIREMENTS. ACACIA HEREBY DISCLAIMS (FOR ITSELF AND ITS SUPPLIERS) ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR PERFORMANCE OR USAGE OF TRADE. ADVA ACKNOWLEDGES THAT IT IS RESPONSIBLE FOR THE SELECTION OF THE PRODUCT AND ALL RESULTS OBTAINED FROM ITS USE OF THE PRODUCTS IN ADVA APPLICATIONS AND THAT ADVA HAS RELIED SOLELY ON ITS OWN TECHNICAL AND COMMERCIAL EXPERTISE, EXPERIENCE AND ANALYSES IN DECIDING TO ENTER INTO THIS AGREEMENT.

6.	INTELLECTUAL PROPERTY.

6.1	Rights in Intellectual Properly. No title or other ownership rights to intellectual property in any Products or any copies thereof shall pass to ADVA under this Agreement or any performance hereunder. As between the parties, Acacia shall own and retain all rights, title and interests (including without limitation, all patent rights, copyright rights, trade secret rights and other intellectual property and proprietary rights) embodied in the results of the Development Services, Products, Product Specification and other Acacia Confidential Information.

6.2	Product Software License Grant. ADVA shall have a non-exclusive, perpetual license to use, adapt, copy, and distribute internationally Acacia’s Software and any firmware used solely with or embedded in the Product, In executable form only solely as used with or embedded in Product furnished to ADVA by Acacia under this Agreement in order to enable ADVA’s customers to use Acacia’s Software and firmware used solely with or embedded in the Product or in any form for ADVA’s internal testing, error correction or back up purposes. ADVA will not itself, nor permit any of its licensees to, reverse compile or disassemble the Software, nor will ADVA reproduce the Software for the purpose of furnishing it to others or for any other purpose not expressly permitted under this Agreement.

6.3	Restrictions. Except as specifically permitted in this Agreement, ADVA shall not directly or indirectly: (a) use any of Acacia’s Confidential Information to create any product or Product Specification that is similar to the Product or Product Specification; (b) disassemble, decompile, reverse engineer or use any other means to attempt to discover any underlying ideas, algorithms or organization of the Products; or (c) permit any third party to do so. ADVA shall not (and shall not permit any third party to) alter, obscure or remove any patent notice, trademark or other proprietary or legal notice contained on any Product, packaging or documentation.

6.4	General Learning. ADVA agrees that Acacia is free to reuse all generalized knowledge, experience, know-how and technologies (including ideas, concepts, processes and techniques) related to the Products or acquired during performance of the Development Services (including without limitation, that which it could have acquired performing the same or similar services for another ADVA), and that Acacia is free to practice, use and exploit all suggestions ADVA makes regarding the Product (including in respect of any correction, improvement or enhancement).

7.	CONFIDENTIALITY.

7.1

Obligations. During the term of this Agreement and for a period of [**] years thereafter, the Parties shall not directly or indirectly, use the other Party’s Confidential Information for their own benefit or for the benefit of a third party, and shall not disclose such Confidential Information to any third party, other than the Parties’ employees or authorized contractors solely on a “need to know” basis, without the prior written consent of the other Party. The Parties shall use reasonable care to safeguard the other’s Confidential Information against unauthorized access, use and disclosure. Each Party shall be responsible for any breach of confidentiality by its employees and contractors. Promptly after any termination of this Agreement (or at the disclosing Party’s request at any other time), the receiving Party shall return all of the other’s tangible Confidential Information, permanently erase all Confidential Information from any storage media and destroy all information, records and materials developed therefrom. Each Party may disclose only the general nature, but not the specific terms, of this Agreement without the prior consent of the other party; provided, either Party may provide a copy of this Agreement or otherwise disclose its terms in connection with any legal or regulatory requirement, financing transaction or due diligence inquiry.

7.2	Exceptions. Confidential Information will not include information that: (i) is in or enters the public domain without breach of this Agreement or fault of the receiving Party, (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and without breach of any nondisclosure obligation, (iii) the receiving Party develops independently without any use of the Confidential Information, which it can prove with written evidence and (iv) any information legally required to be disclosed and subject to prior information to the disclosing party.

8.	INDEMNITY.

8.1	Intellectual Property Indemnity. Acacia shall defend, indemnify and hold harmless ADVA from all third party claims of infringement against ADVA alleging that any Product infringes or violates any patent, copyright, trademark or trade secret. In such event. Acacia, at its option and expense, shall (i) reimburse ADVA for any costs incurred at Acacia’s written request relating to such claim; and (ii) pay damages and costs assessed by final judgment against ADVA and attributable to such claim (including reasonable attorney fees). In addition, if the Product becomes or, in Acacia’s opinion, is likely to become the subject of any injunction preventing its manufacture, sale or use as contemplated herein, Acacia shall either (i) procure for ADVA the right to continue using such Product, or (ii) replace or modify any such Product provided or to be provided to be free of the infringement provided that such replacement or modified Product materially conforms with Product Specifications. If Acacia is unable to achieve either of the options set forth above despite its reasonable best efforts, it may terminate this Agreement upon written notice to ADVA and shall require return of such Product freight collect to Acacia and promptly refund to ADVA the purchase price, amortized on a straight-line basis over a five (5) year period from Delivery. The foregoing states the entire liability of Acacia, and ADVA’s exclusive remedy, with respect to any actual or alleged violation of intellectual property rights by any Product, any part thereof or by its use or operation.

8.2	Third Party Indemnity. Acacia will indemnify, hold harmless, and defend ADVA from and against any and all liabilities, damages, losses, costs and expenses (including but not limited to reasonable legal and other professional fees) payable to third parties to the extent based upon any product liability claim caused by any Product that fails to conform to the warranty in Section 5.2 or other third party claim arising from Acacia’s failure to perform its obligations under this Agreement.

8.3	Exceptions. Acacia shall have no liability or obligation hereunder with respect to any claim attributable to (a) any use of a Product not strictly in accord with this Agreement, or in an application or environment or on a platform or with devices for which it was not designed or contemplated, (b) alterations, combinations or enhancements of the Product not created by or for Acacia, (c) ADVA’s continuing allegedly infringing activity after being notified thereof or its continuing use of any version of the Product after being provided modifications that would have avoided the claim, (d) Products that comply in whole or in part with ADVA’s designs, Product Specifications, instructions or technical information or (e) any intellectual property right in which ADVA or any of its affiliates has an interest.

8.4	ADVA Indemnity. ADVA agrees to (a) defend Acacia against any demand, suit, action or other claim by a third party that is related to any Customer Application, any representation, warranty or other statement concerning the Products made by or for ADVA (except those which conform to the Product Specification), Customer’s violation of any applicable law or regulation, Customer’s negligence, misconduct or breach of this Agreement or actions excluded under Section 8.3, and (b) indemnify Acacia for settlement amounts or damages, liabilities, costs and expenses (including reasonable attorneys’ fees) awarded and arising out of such claim.

8.5	Conditions. The indemnifying Party’s obligations hereunder are conditioned on (a) the Party seeking indemnification providing prompt written notice thereof and reasonable cooperation, information, and assistance in connection therewith and (b) the Indemnifying Party having sole control and authority to defend, settle or compromise such claim. The indemnifying Party shall not be responsible for any settlement it does not approve in writing. The indemnifying shall not settle any such claim, without the indemnified Party’s prior written consent (not to be unreasonably delayed or withheld), if such settlement would limit the indemnified Party’s exercise of its rights under this Agreement or would require the indemnified Party to pay any compensation or to assume any obligations. The indemnified Party reserves the right to retain counsel, at its own expense, to participate in the defense and settlement of any such claim.

9.	TERM AND TERMINATION.

9.1	Term. This Agreement shall commence on the Effective Date and continue in effect for an initial term of five (5) years (Initial Term). Unless terminated earlier as permitted herein, this Agreement will be extended automatically for additional terms of one (1) year at the end of the Initial Term and each renewal term. However, either party may elect not to renew this Agreement by giving written notice thereof to the other party at least thirty (30) days prior to the end of the then current term.

9.2	Termination. Either party may terminate this Agreement

(a)	if either party declares the development project to be infeasible in accordance with Section 2.5 of this Agreement.

(b)	If the other party breaches a material provision of this Agreement and fails to cure such breach within [**] days ([**] days in the case of any non-payment) after receiving written notice of such breach from the non-breaching party, or

(c)	immediately upon written notice, if the other party makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of any or all of the other party’s property, or the other party seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding or such a proceeding is instituted against the other party and is not dismissed within [**] days, or the other party becomes insolvent or, without a successor, dissolves, liquidates or otherwise fails to operate in the ordinary course.

9.3	Orders After Termination. Acceptance of ADVA’s orders after termination shall not constitute a renewal of this Agreement or waiver of the right of Acacia to treat this Agreement as terminated.

9.4	Effects of Termination.

9.4.1	If either party terminates this Agreement for reasons of infeasibility as defined in Section 2.5, ADVA shall have no further debts or obligations regarding this Agreement, other than amounts already due.

9.4.2	If Acacia terminates this Agreement due to material breach by ADVA then ADVA shall be liable for payment of all previously accepted milestones and shall negotiate payment in good faith with Acacia on the costs related to future milestone deliverables, and ADVA shall remain liable for all payments for Products delivered prior to the effective date of termination.

9.4.3	Upon any expiration or termination of this Agreement for any reasons all rights and obligations of the parties hereunder shall cease including payment for any deliverables not already accepted by ADVA according to the Milestone Acceptance provisions of this Agreement. In any case the following shall survive: (a) payment obligations only for generally available products (does not apply to products still under development); (b) all remedies for breach of this Agreement; and (c) the provisions of Sections 4.6 (RMA Procedure), 5 (Representations and Warranties), 6 (Intellectual Property), 7 (Confidentiality), 8 (Indemnity), 10 (Limitations of Liability), 11 (Miscellaneous) and this Section 9. Additionally, Acacia shall continue to provide warranty support as set forth above and any agreed maintenance support as required In 4.3.10 (Continued Availability, Product Support and Sparing).

9.5

No Further Liability. Each party agrees that the rights of termination hereunder are absolute and it has no right to a continued relationship with the other after termination (except as expressly stated herein). Neither party shall incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party that complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expense.

9.6	Return of Materials Upon Termination. On or before [**] days after the termination of this Agreement, the Parties shall deliver up all Confidential Information in its possession belonging to that other Party and, upon request, confirm delivery or complete destruction thereof in writing to the other party.

10.	LIMITATION OF LIABILITY.

Nothing in this Agreement shall limit either Party’s liability for damage caused by intentional misconduct, for death or personal injury, and for breaches of its confidentiality obligations.

Neither Party shall have any liability for any incidental, special, indirect or consequential damages.

Each Party’s maximum aggregate liability arising out of, or in connection with, this Agreement shall be limited to fifty percent (50%) of the aggregate value of the charges paid by ADVA to Acacia in the preceding calendar year or one million US Dollars (USD$ 1,000,000) whichever is the greater.

THESE LIMITATIONS ARE INDEPENDENT FROM ALL OTHER PROVISIONS OF THIS AGREEMENT AND SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY REMEDY PROVIDED HEREIN, AND ARE INTENDED TO APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION (WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES

11.	MISCELLANEOUS.

11.1	Amendments/Notices. Any notice under this Agreement shall be in writing, in English and shall be personally delivered or sent by a reputable overnight mail service (e.g. Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by first class mail (registered or certified), to the person designated below:

ADVA AG Optical Networking	Acacia Communications, Inc.

Att: Legal Department	Att:

Fraunhoferstrasse 9a

82152 Martinsried/Munich,	Three Clock Tower Place, Suite 210

GERMANY	Maynard, MA 01754, USA

Fax: +49-89-890665 199	Fax: +1-978-938-4899

Notices will be deemed effective upon receipt.

11.2	Disclosure. Except as provided herein, Acacia shall not, without ADVA’s prior written consent, engage in publicity related to this Agreement, or make public use of any identification in any circumstances related to this Agreement, to ADVA or ADVA’s products. “Identification” means any semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other designation or drawing of ADVA. Acacia shall remove or obliterate any identification prior to any use or disposition of any Product rejected or not purchased by ADVA.

11.3	Compliance with Laws. Acacia warrants that Products supplied under this Agreement comply with all applicable federal, state, local laws, ordinances and regulations which are now or become in force, including but not limited to the Restriction of the Use of certain Hazardous Substances in Electrical and Electronic Equipment (“RoHS” Directive 2002/95/EC) and Waste Electrical and Electronics Equipment (“WEEE” Directive 2002/96/EC). In addition, Acacia acknowledges and accepts that Corporate Social Responsibility and sourcing with human dignity is an elementary part of doing business with ADVA. Therefore Acacia warrants to comply with International Ethical Standards which are based upon the United Nations Universal Declaration of Human Rights (http://www.un.org/Overview/rights.html), the International Labour Law Organisation Convention and the guidelines established by the Chartered Institute of Purchasing and Supply (http://www.cips.org/).

11.4	Force Majeure. Neither Party to this Agreement shall be held responsible for the performance of any obligations under this Agreement provided such performance is hindered or prevented by any circumstances of Force Majeure which are beyond its reasonable control, such as riot, strike, lock-out, flood, or other natural catastrophes or national or local Government regulations and provided the Party frustrated notifies the other Party without delay in writing at the beginning and end of any such circumstances. The Party frustrated shall use every endeavour to minimize the hindrance or prevention of such fulfillment. Upon the ending of such circumstance, the frustrated Party shall without delay resume the fulfillment of its obligations including any obligations, the performance of which was interrupted thereby.

11.5	Import and Export. The Parties acknowledge that any Products, Software and technical information (including, but not limited to, services and training) provided under this Agreement may be subject to United States, German or other export laws and regulations and any use or transfer of such Products, Software and technical information must be authorized under those laws and regulations. The Parties agree that they will not use, distribute, transfer, or transmit the Products, Software or technical information (even if incorporated Into other products) except in compliance with such export regulations. Acacia shall cooperate with ADVA and provide reasonable supporting information under its control that is necessary or useful for ADVA to comply with such regulations to export the Products.

11.6	Relationship of Parties. The Parties are Independent contractors under this Agreement and the Parties do not intend to create any partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship. Neither Party shall act in a manner that expresses or implies a relationship other than that of independent contractor, nor bind the other Party.

11.7	No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than ADVA and Acacia any rights, remedies or other benefits under or by reason of this Agreement.

11.8	Waiver and Modification. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the Parties.

11.9	Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of this Agreement will be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

11.10	Entire Agreement. All Exhibits referenced herein are hereby incorporated by such reference and made a part of this Agreement. This Agreement together with its Exhibits constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter. No modifications or amendments shall be made to this Agreement unless in writing and signed by authorized representatives of the Parties.

11.11	Publicity. Within [**] days after the Effective Date, the parties (jointly or separately, as the parties may decide) shall issue a press release approved by both parties (such approval not to be unreasonably delayed or withheld) concerning the arrangements in this Agreement. ADVA authorizes Acacia to include ADVA’s name in customer listings that may be published as part of Acacia’s marketing efforts. From time to time upon Acacia’s request, ADVA agrees to provide Acacia with reasonable cooperation and assistance in connection with such efforts (such as, for example, by acting as a reference, issuing press releases and writing customer testimonials and case studies, with statements attributed to a named employee of Customer),

11.12	Force Majeure. Notwithstanding any other provision of this Agreement, Acacia’s obligation to supply Products to ADVA is subject to availability and Acacia’s other obligations. Acacia shall not be liable for damages caused by any delay or failure to deliver resulting from conditions beyond its reasonable control (including without limitation, manufacturing yield failures or unavailability resulting from an inability to (a) obtain needed materials, equipment or supplies at commercially reasonable prices or (b) produce sufficient Products to meet the demands of all its customers).

11.13	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, USA, without regard to its conflicts of law provisions. In the event of any conflict between US and foreign laws, regulations and rules, US laws, regulations and rules shall govern. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. The sole jurisdiction and venue for actions related to this Agreement will be the state or federal courts located in New York, and both parties consent to the jurisdiction of such courts with respect to any such action. In any action or proceeding to enforce this Agreement, the prevailing party will be entitled to recover from the other party its costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action or proceeding and enforcing any judgment or order obtained. Courts located at defendant’s general place of business as stated at the beginning of this Agreement shall have exclusive jurisdiction for any dispute arising out of or in connection with this Agreement.

11.14	Compliance With Laws. ADVA shall comply with all applicable laws and regulations (including export control laws, restrictions and regulations of any US or foreign agency or authority). ADVA will not and will not allow, directly or indirectly, the use, transmission, export, re-export or other transfer of any product, technology or information it obtains or learns pursuant to this Agreement (or any direct product thereof) in violation of any such law, restriction or regulation. ADVA shall be responsible for obtaining any necessary license or approval and otherwise complying with the latest US export regulations.

11.15	Remedies. Except as specifically provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity. Each party agrees that, in the event of any breach or threatened breach of Section 6 or 7, the non-breaching party will suffer irreparable damage for which it will have no adequate remedy at law. Accordingly, the non-breaching party shall be entitled to injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, without the necessity of posting any bond.

11.16	Assignment. This Agreement and the rights and obligations hereunder may not be assigned, in whole or in part, by either party without the other party’s prior written consent, not to be unreasonably withheld. However, without consent, ADVA or Acacia may assign this Agreement to any of its affiliates or to any successor to all or substantially all of its business which concerns this Agreement (whether by sale of assets or equity, merger, consolidation or otherwise), This Agreement shall be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the parties,

IN WITNESS WHEREOF, Intending to be legally bound, the parties have caused their duly authorized officers to execute this Agreement as a sealed instrument, as of the Effective Date.

ACACIA COMMUNICATIONS INC.		ADVA OPTICAL NETWORKING N.A., INC.

By:	/s/ Raj Shanmugarai	By:	/s/ Christoph Glingener

Name:	Raj Shanmugarai	Name:	Christoph Glingener

Title:	CEO and President	Title:	CTO

		By:	/s/ Scott Garett For Bernd Stucke

		Name:	Bernd Stucke

		Title:	Director Global Strategic Procurement

Exhibit A - Acacia Final Product Specification

Advanced Optical Specification

100G DWDM Module based on coherent detection

and advanced digital signal processing

Title	Advanced Specs for 100G DWDM module
Authors	Benny Mikkelsen
Revision number	1.0
Date	October 26, 2010
Document Number	075-0010-00

1.	Table of Contents

1.	TABLE OF CONTENTS			23

2.	REVISION HISTORY			23

3.	OVERVIEW			24

4.	SPECIFICATIONS			24

	4.1	Optical interface specifications		24

		4.1.1	General specifications	24

		4.1.2	Transmitter specifications	26

		4.1.3	Receiver specifications	26

	4.2	Environmental and thermal specifications		28

	4.3	Safety and regulatory specifications		29

	4.4	Reliability specifications		30

2.	Revision History

Revision	Date	Author	Changes
0.1	Nov 19, 2009	Benny Mikkelsen
0.2	Dec 15, 2009	Benny Mikkelsen	Minor updates
0.3	Jan 08, 2010	Benny Mikkelsen	Mechanical drawings added
0.4	June 04, 2010	Benny Mikkelsen	Minor updates
0.5	July 12, 2010	Benny Mikkelsen	Minor updates
0.6	Aug 18, 2010	Benny Mikkelsen	Updated mechanical drawing and C-band X
0.7	Aug 23, 2010	Benny Mikkelsen	Updated TX and RX power range
0.8	Sept 7, 2010	Benny Mikkelsen	Several updates including multi channel spec, filter tolerance, PRBS insertion clarification
0.9	Oct 14, 2010	Benny Mikkelsen	Updated PMD specs
1.0	Oct 26, 2010	Benny Mikkelsen	Updated output power. Deleted HW interface specs (see separate Acacia document)

3.	Overview

This document describes the Advanced Product Specifications for Acacia’s 100G DWDM module based on coherent detection and advanced electronic link equalization. The module is intended to be used on system integrators host boards to support transmission over DWDM links in Long-haul, Regional and Metro networks,

4.	Specifications

All specifications given in this document are End-of-Life numbers and are valid over case temperature from -5°C to +70°C.

4.1	Optical interface specifications

4.1.1	General specifications

Ref	Parameter	Condition/comments	Typical	Min	Max	Unit
[**]	[**]	[**]

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Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

4.1.2	Transmitter specifications

Ref.	Parameter	Condition/comments	Typical	Min	Max	Unit
[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]	[**]

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[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]	[**]

4.1.3	Receiver specifications

Ref	Parameter	Condition/comments	Typical	Min	Max	Unit
[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]			[**]	[**]

[**]	[**]	[**]		[**]	[**]	[**]

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[**]	[**]	[**]		[**]		[**]

[**]	[**]	[**]		[**]	[**]	[**]

[**]	[**]	[**]		[**]	[**]	[**]

Ref	Parameter	Condition/comments	Typical	Min	Max	Unit
[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

4.2	Environmental and thermal specifications

Ref	Parameter	Condition/comments	Typical	Min	Max	Unit
[**]	[**]	[**]		[**]	[**]	[**]

[**]	[**]	[**]		[**]	[**]	[**]

[**]	[**]	[**]		[**]		[**]

[**]	[**]	[**]			[**]	[**]

[**]	[**]	[**]		[**]	[**]	[**]

[**]	[**]	[**]			[**]	[**]

4.3	Safety and regulatory specifications

Ref	Parameter	Condition/comments	Typical	Min	Max	Unit
[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

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[**]	[**]	[**]

[**]	[**]	[**]

4.4	Reliability specifications

Ref	Parameter	Condition/comments	Typical	Min	Max	Unit
[**]	[**]	[**]	[**]			[**]

[**]	[**]	[**]

Exhibit B - 100G Software emulator evaluation board

Description

Acacia’s 100G Software Emulation/Hardware Evaluation platform is a multipurpose tool provided to support R&D teams during development and test of 100G line cards.

AC100-EB Overview

The AC100-EB is a two slot ATCA line card that can be used either in an ATCA chassis or stand alone on a lab bench.

Primary capabilities are:

•	Software emulation

•	Test platform for AC100 module for both optical and electrical testing

•	Support for OTL 4.10 interconnect to JDSU 100G tester via CFP break out board

Software emulator

[**]

Hardware evaluation board

[**]

Exhibit C - 100G Coherent Optical Module

Development Program Schedule

Key Deliverable Milestone #	Development Project Milestones and Deliverables	Schedule Date	Unit Price	Total
	Preliminary thermal & mechanical models	[**]
	Advanced product specification	[**]

	Block processing test platform (Acacia labs)	[**]

	ASIC initial floor plan	[**]

	1000k fiber + PMD emulator test system	[**]

	Mechanical models	[**]

	Initial ASIC netlist	[**]

	Sign Agreement (estimate)	[**]

	Early prototype of SW emulator board (ADVA order placement)	[**]	[**]	[**]
1	Mechanical samples delivered (30 days after signing)	[**]
	Final ASIC netlist	[**]

	Module hardware design completed	[**]

	SW emulator evaluation board kit complete (1 (unit)* Delivered to ADVA	[**]
	Agree to acceptance criteria for early, engineering, and pre-production samples	[**]
	ASIC tape out	[**]

2	Early samples of module (2 units), earlier if possible	[**]	[**]	[**]
	Preliminary product specification	[**]

3	Engineering samples of module (7-12 units)**	[**]	[**]	[**]
	Test and Cal stations to CM	[**]

	Pre-production samples (completed DVT and submitted to Telcordia qualification) ordered no later than 3/15/2010	[**]	[**]	[**]
4	Final Product specification	[**]

	GA of production samples	[**]

SUMMARY	Total prototypes and evaluation board			[**]

*	Additional software emulator evaluation board price = $[**]
**	Additional engineering samples (5 units) are available as long as Acacia is notified by [**] or ordered based on [**] lead time with forecast.

Exhibit D - 100G Coherent Optical Module Strategic Partner Price Matrix

K$	Prototypes	Strategic Partner Production Pricing
		0-99	100-499	500-999	>1000
2011	[**]	[**]	[**]	[**]	[**]
2012		[**]	[**]	[**]	[**]
2013		[**]	[**]	[**]	[**]
2014		[**]	[**]	[**]	[**]

Exhibit E - ADVA Acceptance Test Criteria for 100G Module Samples

Adva Acceptance Tests for Acacia’s

100G Module Samples

Title	Adva Acceptance Tests for Acacia’s 100G Module Samples
Authors	Benny Mikkelsen
Revision number	0.4.1
Date	December 08, 2010
Document Number	050-0020-01

Revision History

Revision	Date	Author	Changes
0.1	Feb. 25, 2010	Benny Mikkelsen	Initial Draft
0.2	Feb 28, 2010	M Givehchi	Additional information added
0.3	March 1, 2010	Ruo Li	Additional information added
0.4	Dec 3, 2010	Mike Crowley	General Revisions
0.4.1	Jan 11, 2011	Mike Crowley	Incorporate Adva Specific Requirements

Overview

This document describes acceptance tests for the different types of 100G MSA module samples that Acacia is making available to Strategic Partners during product development: Mechanical Samples, Early Samples and Engineering Samples, as defined below:

Mechanical sample: Mechanical Samples are [**].

Early Sample: Early Samples have [**].

Engineering Sample: Engineering Samples have [**].

General Availability of [**]

Mechanical Samples

As stated in Chapter 0, Mechanical Samples are [**]

Early Samples

As stated in Chapter 0, Early Samples have [**].

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

Engineering Samples

As stated in Chapter 0, Engineering Samples have [**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of four pages were omitted. [**]

General Availability (G.A.)

The G.A. module should [**].

Amendment No. 1

To

Strategic Partnering Agreement

This amendment entered into as of the 1st day of July 2013 (the “Amendment”), amends the Strategic Partnering Agreement, effective as of 8 March 2011 (“Agreement”), by and between Acacia Communications, Inc., with a place of business at Three Clock Tower Place, Suite 130, Maynard, MA 01754, USA (“Acacia”) and ADVA Optical Networking North America, Inc., with a place of business at 5755 Peachtree Industrial Boulevard, Norcross, GA 30096, USA (“ADVA”), collectively the Parties.

WHEREAS, the parties have entered into the Agreement and desire to amend the Agreement as specified below;

NOW, THEREFORE, in consideration of the terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Amendment

1.1	Section 1 of the Agreement shall be amended by adding the following subsection:

“Affiliates” means any company which is owned or controlled directly or indirectly by a Party hereto as to fifty percent (50%) or more of the issued share capital and/or voting rights or which owns or controls directly or indirectly a Party hereto by fifty percent (50%) or more of the issued share capital and/or voting rights. Insofar, the terms Acacia and ADVA under this Agreement shall apply to and cover their respective Affiliates as well.

1.2	Subsection 4.1 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

4.1 Scope. From the Effective Date this Agreement shall govern the non-exclusive purchase and sale of Products between the Parties and the license of certain associated Software provided by Acacia to ADVA. Any default or breach of any of the provisions of this Agreement by any of the Parties’ respective Affiliates shall be deemed to be a default of the respective Party and the Parties agree to be fully liable for the acts and omissions of their Affiliates.

Acacia further agrees to provide Products to ADVA’s contract manufacturers under the same terms and conditions, including prices, as agreed between Acacia and ADVA in this Agreement, but solely for resale by such contract manufacturers to ADVA.

Amendment No. 1 to Strategic Partnering Agreement	Page 1 of 4

1.3	Subsection 4.3.4 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

4.3.4 Acceptance of Purchase Order. Acacia shall accept and acknowledge in writing all Purchase Orders submitted by ADVA within [**] business days after receipt thereof. If such notification is not received by ADVA within this time the Purchase Orders are deemed accepted. Acacia may only reject a Purchase Order within this period if it is not in conformance with the terms and conditions of the Agreement or if Acacia submits a sufficiently documented supply chain interruption resulting in Lead Time increases that also affect other customers of Acacia for the same or similar components or products.

In the event Acacia is not able to meet the Delivery Date or quantities stated on the Purchase Order, Acacia shall notify ADVA within the [**] business days period of the cause of the delay, measures proposed or taken to prevent or minimize the delay as well as the timetable for implementing such measures, and provide a new Delivery Date which shall not exceed the contractually agreed Lead Time plus another [**] days, unless there is a documented supply chain disruption or force majeure condition in which case, if not otherwise mutually agreed between the Parties in writing, the new Delivery Date shall not exceed the contractually agreed Lead Time plus another [**] days after the supply chain disruption or force majeure condition has ended.

1.4	Section 4 of the Agreement shall be amended by adding the following subsection:

4.3.11 Last Time Buy.

(a)	Upon notification by Acacia to not renew the Agreement pursuant to Section 9.1, ADVA shall have the right to, within [**] months from the last day on which Acacia may submit such notification prior to the then current term (“Last Time Buy Order Period”), place Last Time Buy Purchase Orders (“Last Time Buy Orders”) with Acacia for Products at the then existing contract prices, lead times, and other delivery obligations. Acacia will accept such Last Time Buy Orders. ADVA may place Last Time Buy Orders if at the time of placing the order a documented supply chain disruption or force majeure event exists with the understanding that the delivery will be limited or delayed due to such conditions pursuant to section 4.3.4.

(b)	ADVA shall place Last Time Buy Orders with a Delivery Date not to exceed [**] months from the ending date of the Last Time Buy Order Period. If during the Last Time Buy Order Period a documented supply chain disruption or force majeure condition occurs the Last Time Buy Order Period shall be extended by the time during which the disruption or condition prevents the delivery of ordered Products.

(c)

In the event Acacia does not fulfill accepted or deemed accepted Last Time Buy Orders, then Acacia shall transfer to ADVA those portions of Acacia’s Intellectual Property for Products which ADVA has procured from Acacia, up to and including the date where Last Time Buy Orders were not fulfilled, as long as ADVA becomes and then remains a beneficiary of the escrow agreement between Acacia and Iron Mountain. The escrow deposit materials contained in the escrow agreement shall provide all information and rights necessary to manufacture or have manufactured the Products to ensure that ADVA gets continued supply of the Products during the [**] month Last Time Buy Order Period plus the additional [**] month delivery

Amendment No. 1 to Strategic Partnering Agreement	Page 2 of 4

period as defined in section 4.3.11 or until Acacia is willing and able to resume manufacturing Products for ADVA, which shall be determined at ADVA’s reasonable and good faith discretion and in accordance with Acacia’s prior supply obligations under this Agreement. In connection with such transfer of Acacia’s Intellectual Property, Acacia shall and hereby grants ADVA a limited, non-exclusive license to such Intellectual Property for the sole purpose of enabling ADVA to make or have made the Products. Such license will contain no rights to make derivative products. The transfer of the Intellectual Property for the above specified period shall be guaranteed by the escrow agreement between Acacia and Iron Mountain. The Parties undertake to jointly work on the implementation of the beneficiary sign on and to provide the details of the escrow deposit materials and the Acacia processes to provide required deposited materials updates.

At its own costs, ADVA may, as beneficiary to the escrow agreement, request a level 2 escrow verification service from the escrow agent, Iron Mountain, which validates whether the relevant Products can be recreated from the documentation and files supplied in the escrow deposit, and provides the results and a complete list of the archived deposit materials to ADVA in order to allow ADVA to verify the archive for completeness and usability. Acacia shall remediate any discrepancies discovered by escrow agent or ADVA within [**] days after having been notified thereof and confirm in writing to ADVA at the end of this period that the discrepancies have been remediated.

(d)	For clarification purposes, the rights set forth in section 4.3.11 are independent from and in addition to the rights in section 4.3.10. Further, the events set forth in section 4.3.11 (a) shall not constitute a cancellation of open Purchase Orders nor shall they relieve Acacia from its obligation to immediately deliver to ADVA any Products owed under any Purchase Order made by ADVA, or in transit, prior to the receipt of the notification.

(e)	For all Product units subject to Last Time Buy Orders the terms and conditions of the Agreement shall be deemed fully applicable and enforceable, as if the Agreement were still in place, in spite of the Products being ordered or delivered after the expiration or termination of the Agreement.

1.5	Subsection 9.1 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

9.1 Term. This Agreement shall commence on the initial Effective Date of March 8, 2011 and continue in effect for an Initial Term of five (5) years (“Initial Term”). Unless terminated earlier as permitted herein, this Agreement will be extended automatically by additional terms of one (1) year at the end of the Initial Term and each renewal term. However, either party may elect not to renew this Agreement by giving written notice thereof to the other party at least six (6) months prior to the end of the then current term. The parties shall meet within [**] of the written notice if a party intends not to renew the term, so that detailed planning for Last Time Buy Orders can be coordinated according to 4.3.11 requirements.

Amendment No. 1 to Strategic Partnering Agreement	Page 3 of 4

1.6	Subsection 9.4.3 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

9.4.3 Upon any expiration or termination of this Agreement for any reasons all rights and obligations of the parties hereunder shall cease including payment for any deliverables not already accepted by ADVA according to the Milestone Acceptance provisions of this Agreement. In any case the following shall survive: (a) payment obligations only for generally available products (does not apply to products still under development); (b) all remedies for breach of this Agreement; and (c) the provisions of Section 4.3.11 (Last Time Buy) unless ADVA is in material breach of this Agreement, 4.6 (RMA Procedure), 5 (Representations and Warranties), 6 (Intellectual Property), 7 (Confidentiality), 8 (Indemnity), 10 (Limitations of Liability), 11 (Miscellaneous) and this Section 9. Additionally, Acacia shall continue to provide warranty support as set forth above and any agreed maintenance support as required in 4.3.10 (Continued Availability, Product Support and Sparing).

2.	Miscellaneous

2.1	Definitions. Each initially capitalized term used herein without definition shall have the meaning ascribed to it such term in the Agreement.

2.2	Full Force of the Agreement. Except as expressly modified or amended by the terms of this Amendment, the Agreement and all provisions contained therein are, and shall continue to be, in full force and effect and shall henceforth, apply to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers.

ADVA Optical Networking North America, Inc.		Acacia Communications, Inc.

Date:	7/25/2013	Date:	7/23/2013
Signature:	/s/ Scott Grindstaff	Signature:	/s/ Raj Shanmugaraj
By:	Scott Grindstaff	By:	Raj Shanmugaraj
Title:	Sr. Mgr. Strategic Procurement	Title:	President & CEO
Signature:	/s/ Michael Wei
By:	Michael Wei
Title:	VP Global Strategic Procurement

Amendment No. 1 to Strategic Partnering Agreement	Page 4 of 4

Amendment No.2

To

Strategic Partnering Agreement

This amendment’ entered into as of the 1st day of August 2013 (the “Amendment”), amends the Strategic Partnering Agreement, effective as of 8 March 2011 (“Agreement”), by and between Acacia Communications, Inc., with a place of business at Three Clock Tower Place, Suite 130, Maynard, MA 01754, USA (“Acacia”) and ADVA Optical Networking North America, Inc., with a place of business at 5755 Peachtree Industrial Boulevard, Norcross, GA 30096, USA (“ADVA”), collectively the Parties.

WHEREAS, the Parties have entered into the Agreement and desire to amend the Agreement for the following versions of Acacia’s AC100 100G coherent optical! module: the 100G Coherent CFP, the 100G Coherent AC100LH MSA, and the 100G Coherent AC100LH MSA-SiPH (AC100LH with Silicon Photonics based PIC), as specified below;

NOW, THEREFORE, in consideration of the terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Scope

1.1	General. This Amendment shall only apply to development, purchase, and sale of the following versions of Acacia’s 100G coherent optical modules: the 100G Coherent CFP, the 100G Coherent AC100LH MSA a product already developed and integrated into ADVA products and having conditional purchase commitments as part of this Amendment, and the 100G Coherent AC100LH MSA-SiPH (AC100LH with Silicon Photonics based PIC), any and all of which are hereafter referred to as the “Product Versions”.

1.2	Activities. All Purchase Orders and other commercial activities resulting from this Amendment shall be governed by the Agreement unless otherwise defined herein.

2.	Terms for Product Versions

2.1	Time-to-Market Timeline. The Parties will collaborate to ensure a successful integration of the Product Versions into ADVA’s system according to the agreed time-to-market timeline shown below:

Amendment No. 2 to Strategic Partnering Agreement	Page 1 of 10

2.2	Acacia Deliverables. Acacia agrees to

[**]

These deliverables combined with special technical support and services are provided to Strategic Partners well ahead of other customers to enable a [**] month time to market advantage.

Amendment No. 2 to Strategic Partnering Agreement	Page 2 of 10

2.3	ADVA Deliverables. ADVA agrees to

(a)	Review advanced product specifications and provide timely technical feedback to ensure Acacia’s Product Versions meet ADVA’s system requirements.

(b)	Evaluate Hot Samples and Engineering Samples (“Pre-Production Units”), providing test results in a timely manner.

(c)	Use best efforts to provide non-binding Product Versions volume production forecasts in support of Acacia’s capacity planning.

(d)	Commit to order [**] Pre-Production Units comprised of [**] Hot Sample units to satisfy design FW/HW testing compliant with Acacia’s Advanced Product Specification at room temperature and [**] Engineering Sample units compliant with Acacia’s Preliminary Product Specification. ADVA has the discretion to take delivery of the [**] Engineering Samples under waiver if the sample units do not meet Acacia’s Preliminary Product Specification, or RMA the product back to Acacia for repair/replacement.

(e)	Commit to purchase [**]% of all 100G Coherent ports for 2013 and 2014. The purchase share commitment is increased to [**]% of ADVA’s 100G Coherent CFP requirements for year 2014 only.

(f)	In the event ADVA has to engage a customer requiring interoperability (and interoperability is the only factor limiting the sale) with a device that is not interoperable with Acacia, ADVA will give timely notice to Acacia and provide Acacia the opportunity to become interoperable or Acacia may forego the opportunity. The maximum time allowed for Acacia to offer an interoperable solution shall be determined by ADVA based on time-to-market considerations. ADVA shall also determine if an Acacia’s proposed solution is deemed interoperable.

(g)	[**].

2.4	Termination and Schedule Changes. This Amendment may be terminated by either Party without penalty prior to a mutual agreement on product performance specifications and the subsequent placement of Purchase Orders by ADVA. Once Pre-Production Units Purchase Orders are placed by ADVA, changes to, or termination of this Amendment shall be done via a thirty (30) day written notice to the other Party and shall be according to one of the following cases:

(a)	Failure to meet product specification - In the unlikely event that Acacia can’t deliver Product Versions to the agreed upon specification, either Preliminary Product Specification or Final Production Specification, within [**] past the respective committed Schedule dates in Exhibit B, Acacia agrees to allow ADVA to terminate the Amendment upon ADVA’s written termination request. Acacia will credit ADVA for undamaged Pre-Production Units shipped upon their return and review under the RMA process. Any purchase obligations will be canceled when the Amendment is terminated.

Amendment No. 2 to Strategic Partnering Agreement	Page 3 of 10

(b)	Schedule changes by Acacia - Should Acacia 100G Coherent CFP or AC100LH SiPH be delayed from the Schedule Dates listed in Exhibit-B, Acacia shall notify ADVA in writing. ADVA shall have the discretion to pursue one of the following options based on the impact of the delay:

i.	Cancel the portion of the Amendment for the 100G Coherent CFP if Acacia is more than [**] late delivering Engineering Samples or GA production grade units; Acacia will credit ADVA for undamaged Pre-Production Units shipped upon their return and review under the RMA process.

ii.	Cancel the portion of the Amendment for the 100G Coherent MSA-SiPH including purchase share commitments for AC100LH if Acacia is more than [**] late delivering Engineering Samples or GA production grade units; Acacia will credit ADVA for undamaged Pre-Production Units shipped upon their return and review under the RMA process.

iii.	Assign the following consequences to the delayed Product Version and continue the Amendment:

1.	100G Coherent CFP - if Acacia’s delivery dates for Engineering Samples (ES) or GA Production Sample Availability Date are more than 6 weeks late from the Schedule Dates listed in Exhibit-B, ADVA may reduce the purchase share commitment, for the term of this Amendment, on the 100G Coherent CFP accordingly:

•	>[**] delayed from ES or GA Date - Reduce purchase share commitment from [**]% to [**]%;

•	>[**] delayed from ES or GA Date - Reduce purchase share commitment from [**]% to [**]%;

•	>[**] delayed from ES or GA Date - Reduce purchase share commitment from [**]% to [**]%.

2.	AC100 LH SIPH - if Acacia’s delivery of General Availability (GA) units is delayed

•	beyond [**], the Q3CY14 AC100LH price shall be reduced to $[**] USD each;

•	beyond [**], the Q3CY14 AC100LH price shall be $[**] USD each;

•	[**] if GA on or before [**].

3.	In addition to the above price reductions, section 2.4.(b)(iii)(2), ADVA may reduce its purchase share commitment for the AC100LH w/SiPH and the AC100LH from [**]% to [**]% if GA is not declared by Acacia on or before [**].

Amendment No. 2 to Strategic Partnering Agreement	Page 4 of 10

(c)	Termination by ADVA - After ADVA’s placement of Purchase Orders for Pre-Production Units, should ADVA terminate this Amendment without cause Acacia may deliver the [**] Pre-Production Units and accept payment from ADVA according to the agreed payment terms in the Agreement. Alternately ADVA and Acacia may agree on a cash payment to Acacia equal to [**]% of the undelivered Purchase Order(s) amount up to [**] Pre-Production Units and further delivery of Products to ADVA is not required.

(d)	Termination by Acacia - In the case Acacia wants to terminate this Amendment then ADVA may cancel all undelivered Pre-Production units without payment or penalty. Acacia shall credit the full purchase price for any Pre-Production Products already delivered to ADVA, following receipt and review of the Products under an RMA.

3.	Miscellaneous

3.1	Definitions. Each initially capitalized term used herein without definition shall have the meaning ascribed to it such term in the Agreement.

3.2	Full Force of the Agreement. Except as expressly modified or amended by the terms of this Amendment, the Agreement and all provisions contained therein are, and shall continue to be, in full force and effect and shall henceforth, apply to this Amendment.

3.3	Exhibits. This Amendment is supplemented by the following exhibits which which shall be deemed to be an integral part of this Amendment:

•	Exhibit A - High level Product specifications for 100G Coherent CFP

•	Exhibit B - Milestone-based Product development schedule for the 100G Coherent CFP

•	Exhibit C - Strategic Partner Price Matrix for 100G Coherent CFP

•	Exhibit D - Strategic Partner Price Matrix for 100G AC100LH and AC100LH SiPH

Amendment No. 2 to Strategic Partnering Agreement	Page 5 of 10

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ADVA Optical Networking North America, Inc.		Acacia Communications, Inc.

Date:	8/9/2013	Date:	8/5/2013
Signature:	/s/ Ryan Schmidt	Signature:	/s/ Raj Shanmugaraj
By:	Ryan Schmidt	By:	Raj Shanmugaraj
Title:	VP R&D WDM	Title:	President & CEO
Date:	9th August 2013
Signature:	/s/ Christoph Glingener
By:	Christoph Clingener
Title:	CTO

Amendment No. 2 to Strategic Partnering Agreement	Page 6 of 10

Exhibit A – 100G Coherent CFP target specifications

100G Coherent CFP
Parameter	Specification
Data Rate	[**]
Modulation Format	[**]
Client interface	[**]
Form Factor	[**]
Power Consumption	[**]
Reach	[**]
Transmitter	[**]
Channel Spacing	[**]
Output Power	[**]
Receiver Sensitivity	[**]
OSNR Sensitivity	[**]
PMD Tolerance	[**]
CD Tolerance	[**]
Latency	[**]

Amendment No. 2 to Strategic Partnering Agreement	Page 7 of 10

Exhibit B – 100G Milestone Schedule

100G Coherent CFP Program Milestones	Schedule Date	NRE (k$)
Thermal models (FloTHERM)	[**]	N/A
Advanced Product Specifications	[**]	N/A
Deliver Hot Samples (HS)	[**]	N/A
Preliminary Product Specification	[**]	N/A
Deliver Engineering Samples (ES)	[**]	N/A
Final Product Specification	[**]	N/A
GA production samples available	[**]	N/A
	[**]	$0K

AC100LH w/SIPH Program Milestones	Schedule Date
Advanced Product Specifications	[**]
Deliver Hot Samples (HS)	[**]
Preliminary Product Specification	[**]
Deliver Engineering Samples (ES)	[**]
Final Product Specification	[**]
GA production samples available	[**]

Note: Schedule based on PIC qualification and ADVA/Acacia mutually agree on specification

[**].

Amendment No. 2 to Strategic Partnering Agreement	Page 8 of 10

Exhibit C – 100G Coherent CFP Strategic Partner Budgetary Pricing

100G Coherent CFP – Strategic Partner Pricing
[**]
Product	Pre-prod.	1H CY	2H CY
AC100-M	[**]	[**]	[**]
Notes:	Pre-production = anything shipped prior to GA
Price is based on ship date

100G Coherent CFP ramp plan
Delivery Date	[**]	[**]	[**]
Product status	[**]	[**]	[**]
Specification	[**]	[**]	[**]
Quantity	[**]	[**]	[**]
Price	[**]	[**]	[**]
Warrant	[**]	[**]	[**]

Note: Lead time for GA product is [**], Pre-GA is [**]

Amendment No. 2 to Strategic Partnering Agreement	Page 9 of 10

Exhibit D – 100G Coherent AC100LH Strategic Partner Budgetary Pricing

100G Coherent L HMSA – Strategic Partner Pricing
	2H-2013		1H-2014		2H-2014
	Q3CY13	Q4CY13*	Q1CY14	Q2CY14
AC100-LH	[**]	[**]	[**]	[**]	[**]
AC100-LH SIP			[**]	[**]	[**]

Notes:

•	[**] price is approved for all new orders placed after [**]

•	SiP or SIPH indicates Silicon Photonics integrated optical circuit for transmit and receive optics.

•	100G Coherent AC100LH w/SiPH, Pre-Production Units will be shipped at $[**]

Amendment No. 2 to Strategic Partnering Agreement	Page 10 of 10

Amendment No.3

To

Strategic Partnering Agreement

This amendment, entered into as of the 7th day of March 2014 (the “Amendment”) amends the Strategic Partnering Agreement (the “Agreement”) by and between Acacia Communications, Inc., with a place of business at Three Clock Tower Place, Suite 130, Maynard, MA 01754, USA (“Acacia”) and ADVA Optical Networking North America, Inc., with a place of business at 5755 Peachtree Industrial Boulevard, Norcross, GA 30096, USA (“ADVA”), collectively the Parties.

WHEREAS, the Parties have entered into the Agreement and desire to amend the Agreement for the following versions of Acacia’s [**], marketed by Acacia as “Denair, as specified below;

NOW, THEREFORE, in consideration of the terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Scope

1.1	General. This Amendment applies to the development, purchase, and sale of the [**] into [**].

1.2	Activities. Ail Purchase Orders and other commercial activities resulting from this Amendment shall be governed by the Agreement unless otherwise defined herein.

2.	Definitions and Terms

2.1	Definitions

(a)	“Advanced Product Specification” - Acacia’s committed specification regarding base line performance for the final production release of the [**].

(b)	“Preliminary Product Specification” - [**] product specification which possibly includes improvements or new features to the Advanced Product Specification at the time of tape out when the design is complete and sent to the foundry for fabrication. For purposes of this Amendment the product performance improvements and/or new features must not reduce or otherwise impede product performance as defined in the mutually agreed Advanced Product Specification unless agreed in writing by ADVA

(c)	“Final Product Specification” - A mutually agreed detailed [**] product specification for the production released version of [**]. The Final Product Specification is warranted. For purposes of this Amendment the product performance improvements and/or new features must not reduce or otherwise impede product performance as defined in the mutually agreed Advanced Product Specification unless agreed in writing by ADVA.

Contract #             Amendment #3 to ADVA-Acacia Strategic Partnering Agreement

(d)	“Pre-Production Unit” - Engineering samples of Acacia [**] which are compliant to the Preliminary Product Specification but having not been fully qualified according to industry standard methods as defined in the Preliminary or Final Product Specifications.

(e)	“Production Unit” - [**] having a design which has successfully passed all specified qualification tests and declared by Acacia to be fully released to production, warranted, and compliant to the Final Product Specification. Production Units are also commonly referred as “GA Units”.

(f)	AC400-T Module - Acacia optical transceiver product based on the [**]. This module is fully integrated with optics, control, and communications circuitry. For purposes of this Amendment it may be purchased by ADVA to establish baseline performance capabilities of the [**].

2.2	Time-to-Market Timeline. The Parties will collaborate to ensure a successful integration of the [**] into ADVA’s system according to the agreed time-to-market timeline shown below:

2.3	Acacia Deliverables. Acacia agrees to:

[**].

The Acacia deliverables, combined with special technical support and services, are provided to ADVA and other “Strategic Partners” well ahead of other customers.

2.4	ADVA Deliverables. ADVA agrees to:

[**].

2.5	Termination and schedule delays,. Approval of this Amendment by both Parties signifies that the Advanced Product Specification in Exhibit-A is mutually agreed in writing. Changes to, or termination of, this Amendment shall be done via a thirty (30) day written notice to the other Party and shall be according to one of the following cases:

(a)

Termination for cause: Acacia’s failure to meet product specification. In the unlikely event that within [**] weeks past the respective committed scheduled product Delivery Dates shown in Exhibit-B: (i) Acacia can’t deliver DSP ASIC to

Contract #             Amendment #3 to ADVA-Acacia Strategic Partnering Agreement

the agreed upon specification, be it either Pre-Production Unit samples in compliance to the Advanced or Preliminary Product Specifications or Production Units in compliance to the Final Production Specification, or (ii) Acacia’s Preliminary or Final Product Specifications are not supporting the performance and/or features as described in the mutually agreed Advanced Product Specification and ADVA has does not accept the Acacia proposed changes to these Specifications, then in either such case Acacia agrees to allow ADVA to terminate the Amendment without penalty. Any remaining purchase obligations including undelivered [**] samples or Production Units may, at ADVA’s sole discretion, be canceled free of penalty upon termination of this Amendment.

(b)	Termination for cause; Acacia’s schedule delays. As soon as Acacia knows or reasonably believes the [**] Production Unit Release Date (GA), [**] Tapeout, or [**] Sample Delivery to ADVA milestones be delayed by more than [**] weeks from the Schedule date listed in Exhibit-B, Acacia shall notify ADVA in writing. ADVA shall have the discretion to pursue one of the following options based on the impact of the delay.

i.	Cancel this Amendment via written notification and, at its sole discretion, immediately cancel any remaining purchase obligations as required by this Amendment and/or open Purchase Orders for the [**], free of penalty, including undelivered [**] samples.

ii.	Choose to not cancel this Amendment, but instead mutually agree with Acacia on lower production prices for the 2015 and 2016 calendar years as partial compensation for delaying ADVA’s time to market with the 2x200G Flexponder Line Card.

(c)	Termination by ADVA without cause. If ADVA terminates this Amendment without cause then Acacia may deliver all mandatory ADVA purchases listed in 2.4 c, d, e, f and g of this Amendment and accept payment from ADVA according to the agreed payment terms in the Agreement. Alternately, ADVA and Acacia may agree on a cash payment to Acacia equal to fifty percent (50%) of the agreed price for undelivered mandatory purchase items in 2.4 and further delivery of Products to ADVA is not required.

(d)	Termination by Acacia without cause. If Acacia terminates this Amendment without cause then ADVA may cancel all undelivered [**] units, be they Pre-Production or Production Units, without payment or penalty. Furthermore, Acacia shall credit to ADVA the full purchase price for any Pre-Production or Production Units of [**]s and associated evaluation boards (EVBs) having been already delivered to and paid by ADVA.

3.	Miscellaneous

3.1	Definitions. Each initially capitalized term used herein without definition shall have the meaning ascribed to it such term in the Agreement.

Contract #             Amendment #3 to ADVA-Acacia Strategic Partnering Agreement

3.2	Full Force of the Agreement. Except as expressly modified or amended by the terms of this Amendment, the Agreement and ail provisions contained therein are, and shall continue to be, in full force and effect and shall henceforth, apply to this Amendment.

3.3	Exhibits. This Amendment is supplemented by the following exhibits which shall be deemed to be an integral part of this Amendment:

•	Exhibit A - Denali [**] Advanced Product Specification

•	Exhibit B - Denali [**] Milestone Schedule

•	Exhibit C - Denali [**] Strategic Partner Pricing

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ADVA Optical Networking North America, Inc.		Acacia Communications, Inc.

Date:	3/5/2014	Date:	3/5/2014
Signature:	/s/ Ryan Schmidt	Signature:	/s/ Raj Shanmugaraj
By:	Ryan Schmidt	By:	Raj Shanmugaraj
Title:	VP R&D WDM	Title:	President & CEO
Date:	9th August 2013
Signature:	/s/ Christoph Glingener
By:	Christoph Clingener
Title:	CTO

Contract #             Amendment #3 to ADVA-Acacia Strategic Partnering Agreement

Exhibit A – Denali [**] Advanced Product Specification

Denali [**] Specification
		Parameter	Value
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	•	[**]
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	•	[**]
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	•	[**]
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Contract #             Amendment #3 to ADVA-Acacia Strategic Partnering Agreement

Exhibit B – Denali [**] Milestone Schedule

Program Milestones	Date	Notes
SIS/API Advanced Spec #1	[**]
Advanced ASIC Specification - Preliminary Pinout/ Floor Plan, Clocking, Power Supplies, uP & Management Interface	[**]	[**]
ASIC_ [**] Reference Design	[**]	[**]
SIS/API Advanced Spec #2	[**]
Prelimninar ASIC Specification - Final Ball Map, Power Supply / Clocking, Pin Descriptions	[**]	[**]
Delphi Model	[**]
Ibis-AMI	[**]
5 Denali ASIC Samples	[**]	[**]
1 Denali ASIC Eval Board if Purchased	[**]
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Contract #             Amendment #3 to ADVA-Acacia Strategic Partnering Agreement

Exhibit C - Denali [**] Strategic Partner Pricing

Denali-ASIC Pricing
Period		[**]	[**]	[**]
Pre-production	[**]
2015 Price		[**]	[**]	[**]
2016 Price		[**]	[**]	[**]
Notes:	Prototypes = combination of Hot Samples and Engineering Samples
Pre-production = units shipped prior to GA

Notes:

1. Prices listed are “not to exceed” prices and may be discussed or altered at any time by mutual agreement between the Parties.

Contract #             Amendment #3 to ADVA-Acacia Strategic Partnering Agreement